EXHIBIT 99.1


                              SAVOY RESOURCES CORP.
                              ---------------------
                                  (SVYR: OTCBB)
                              18826 Pagentry Place
                        Monument (Denver), Colorado 80132


Denver, October 18, 2004;

First Funding Installment Received
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Management reports that the first installment in the amount of $300,000 of
Savoy's contribution to our joint venture with the First Institute of Geology and Exploration of Heilongjiang Province has been received by the First Institute. All funds will be used by the joint venture solely for the exploration and development of its mining projects.

Chief Geologist Joins Savoy
---------------------------
Savoy is proud to announce that Mr. David Tenney (C. Eng.) has joined Savoy's team as its Chief Geologist. Mr. Tenney will oversee Savoy's mineral exploration and development program in China.

Mr. Tenney is a Chartered Engineer with over forty years of experience as a mining and exploration geologist. He holds a B.Sc. degree in Geology from the University of Leicester and a Diploma in Mineral Exploration from the Royal School of Mines, London, England. Mr. Tenney has worked in hardrock mines in Quebec, Ontario, Manitoba, British Columbia, and the Yukon and Northwest Territories, and has held positions as chief mine geologist and manager of technical services/mine superintendent. He has worked in a total of 18 hardrock mines, both underground and open pit, over his career and has been involved in all aspects of exploration, development and mine production. His work has also taken him to Africa, South America and China. Mr. Tenney is currently a director of the Yukon Chamber of Mines and served as President from 1974 to 1976.

Mr. Tenney states, "I welcome this opportunity as I enjoyed my time in China reviewing the First Institutes' projects. This will be a challenge in a land full of potential and opportunity."

Savoy's President, Mr. Slavik is encouraged by a geologist of Mr. Tenney's stature joining Savoy, "Mr. Tenney was impressed with what he saw of the First Institute's geological and exploration database and now, as our Chief Geologist, he will manage a team of geologists and engineers examining this extensive pool of information, and recommend properties for further exploratory work and mining feasibility studies where warranted. His tremendous experience will be put to good use."

Change of Control
-----------------
On October 18, 2004, Mr. Robert Slavik, President, CEO and a director of Savoy, acquired a total of 21,000,000 restricted shares of common stock of Savoy from Mr. Geoffrey Armstrong in a private transaction. Mr. Slavik transferred interests in certain undeveloped mineral properties to Mr. Armstrong in consideration for the shares. The value of these mineral properties cannot be ascertained until further exploration and development activities have been conducted. Prior to the sale, Mr. Armstrong was the beneficial owner of an aggregate of 22,500,000 restricted shares of common stock of Savoy. This acquisition by Mr. Slavik constitutes a change of control of Savoy. The 21,000,0000 shares of Savoy common stock purchased by Mr. Slavik constitute 30% of Savoy's issued and outstanding shares of common stock.




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Private Placement
-----------------
Savoy has arranged a private placement of 1,000,000 units at $0.10 per unit for gross proceeds of $100,000. Each unit consists of one share of common stock and one half warrant. Two one half warrants are exercisable at a price of $0.20 to purchase one share of common stock for a period of two years.

About Savoy
-----------
Through our joint venture company, the Heilongjiang Savoy Resources Co., Ltd. together with the First Institute of Geology and Exploration of Heilongjiang Province, China, Savoy Resources Corp. holds mineral rights for the Shishan Forest Gold Property and accesses the exploration and development of all minerals in Heilongjiang Province, an area almost twice the size of Texas and California combined.

Savoy has been given the right of first refusal, as a foreign company, to explore and develop any mineral property in the entire province and complete access to a geological database, developed over the past 50 years, that identifies precious and base metals, diamonds and other natural resources. The database includes comprehensive geological, geochemical, geophysical and drilling results data, as well as pre-feasibility and feasibility studies for mining on identified properties for the entire region. To date, the First Institute has reported the discovery of 120 deposits with 48 types of minerals, including high-grade gold, silver, copper, iron, coal, coal bed methane and diamonds.

Chicago Gold Show
-----------------
The Company's senior management will be presenting at the Chicago Natural Resource and Technology Conference and Exhibition on Oct 22nd and 23rd.



                             Robert Slavik
------------------------------------------
Robert Slavik, President, CEO and Director
On Behalf of the Board of Directors
Savoy Resources Corp.

Certain matters discussed in this press release are "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words such as Savoy "expects," "anticipates" or words of similar import. Similarly, statements that describe the Company's plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated. Although Savoy believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that the expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Forward-looking statements made herein are only made as of the date of this press release and Savoy does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For more information regarding Savoy please contact the Company at info@savoyresources.com or North America toll free 800.507.2869.






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